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                                                                   Exhibit 99.6
                    [J.P. MORGAN SECURITIES INC. Letterhead]


February 17, 2000


Board of Directors
Pharmacia & Upjohn, Inc.
100 Route 126 North
Peapack, NJ 07977

Ladies and Gentlemen:

Reference is made to our fairness opinion, dated as of December 19, 1999 (the "Opinion"), rendered by J.P. Morgan Securities Inc. ("J.P. Morgan") addressed to Pharmacia & Upjohn (the "Company") in connection with its proposed merger with Monsanto Company.

In reference to the last paragraph of the Opinion, J.P. Morgan hereby consents to the inclusion of the Opinion in the joint proxy statement/prospectus that is part of the Registration Statement of Monsanto Company relating to the Monsanto common stock and Series B Convertible Preferred Stock to be registered in connection with the proposed merger of the Company with a subsidiary of Monsanto Company. We also consent to the references to the Opinion contained in the aforementioned joint proxy statement/prospectus. By giving such consent we do not thereby admit that we are experts with respect to any part of such joint proxy statement/prospectus within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1993, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This letter shall be governed by New York law.

Very truly yours,

J.P. MORGAN SECURITIES INC.,



By: /s/ Willard Boothby
    _____________________
    Name: Willard Boothby
    Title: Managing Director